IMAX CORPORATION

Exhibit 10.24

SECOND AMENDING AGREEMENT

This Amendment to Employment Agreement dated as of April 29, 2010 (the “Amending Agreement”) is made between:

IMAX CORPORATION, a corporation incorporated under the laws of Canada (hereinafter referred to as the “Company”),

and

GREG FOSTER, of the City of Los Angeles in the State of California

(the “Employee”),

WHEREAS, the Company wishes to enter into this Amending Agreement to amend and extend the Employment Agreement dated as of March 1, 2006 between the Company and Employee as modified and amended by the First Amending Agreement dated December 31, 2007 (together, the “Agreement”), whereunder the Employee provides services to the Company, and the Employee wishes to so continue such engagement, as hereinafter set forth;

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Section 1.3 of the Agreement shall be deleted and replaced with the following:

“Section 1.3 Term of Employment. The Employee’s employment with the Company commenced on the 19th day of March, 2001 (the “Commencement Date”) and shall terminate on the earlier of (i) July 1, 2013, or (ii) the termination of the Employee’s employment pursuant to this Agreement. The period commencing as of the Commencement Date and ending on July 1, 2013 or such later date to which the term of the Employee’s employment under this Agreement shall have been extended is hereinafter referred to as the “Employment Term.”

2. Section 2.2 of the Agreement shall be deleted and replaced with the following:

Section 2.2 Bonus. In addition to the Base Salary, the Employee shall continue to be entitled to participate in the management bonus plan of the Company which applies to senior executives of the Company. The Employee will be eligible, subject to the terms of the plan, to receive a bonus (the “Management Bonus”) for the applicable year which is typically paid in March of each year. Notwithstanding the foregoing, the Employee shall receive a minimum bonus (the “Minimum Bonus”) of $500,000 in connection with his employment in 2010 (prorated), 2011 and 2012

3. Section 2.3.1 of the Agreement shall be deleted and replaced with the following:

Section 2.3.1 Incentive Compensation. As soon as practicable following the execution of this Amending Agreement, the Employee shall be granted non-qualified options (the “Options”) to purchase 600,000 shares of common stock of the Company (the “Common Shares”), subject to the approval by the Company’s Board of Directors and vested according to the following schedule: 200,000 Options shall vest on each of July 1, 2011, July 1, 2012 and July 1, 2013. The Options granted hereunder shall be subject to the terms and conditions of the IMAX Stock Option Plan (“SOP”) and the stock option agreement to be entered into between the Company and the Employee pursuant to, and in accordance with, the terms of the SOP. The vesting of all Options shall be accelerated upon a “change of control” as defined in the Agreement, and shall be governed, to the extent applicable, by the provisions in the Agreement regarding change of control.

4. Section 2.3.3 of the Agreement shall be deleted and replaced with the following:

Section 2.3.3 Life Insurance. (a) As soon as practicable and for the duration of the Employment Term the Company shall take out and pay premiums on a term life insurance policy or policies in the aggregate amount of $3,000,000 for the benefit of a beneficiary (or beneficiaries) designated by the Employee.

(b) In addition to the policy referred to in Section 2.3.3 (a) above, as soon as practicable, the Company will arrange for a whole life insurance policy in the amount of $5,000,000 for the benefit of a beneficiary designated by the Employee. All premiums on this policy will be paid by the Company over the three (3) year term of this Agreement The Company agrees that it will work with the Employee, in good faith, to structure premium payments on this policy to be most tax effective to the Employee, provided there is no additional cost to the Company. The policy may only be terminated by the Employee if he is terminated by the Company without cause or if the Agreement is not renewed by the Company at the end of the Employment Term. The policy may only be terminated by the Company if the Employee’s employment is terminated for cause. At the end of the Employment Term, there will be no further premiums owing on the policy.

5. The Company agrees that it will continue to use its best efforts to ensure that the Employee is invited to attend regularly scheduled meetings of the Board of Directors of the Company to the extent that the Employee’s attendance is agreeable to the Board and is not inconsistent with good corporate governance. The Employee understands and accepts that there may be meetings, or portions of meetings, where his attendance would be inappropriate and that he will not attend on these occasions.

6. The Company agrees to reimburse the Employee for tuition and his reasonable expenses incurred in connection with his attendance at an executive MBA program of his choice in the US during the Employment Term.

Except as amended herein, all other terms of the Agreement shall remain in full force, unamended.

IN WITNESS WHEREOF, the Company and the Employee have duly executed and delivered this Amending Agreement on this 29th of April, 2010.

IMAX CORPORATION

By:	/s/ G. Mary Ruby
	Name:	G. Mary Ruby
	Title:	Exec. VP Corporate Services, & Corporate Secretary

By:	/s/ Ed MacNeil
	Name:	Ed MacNeil
	Title:	Senior Vice President, Finance

SIGNED, SEALED AND DELIVERED	EMPLOYEE:
in the presence of:

/s/ Eduardo Oboza	/s/ Greg Foster
Witness Eduardo Oboza	Greg Foster